As filed with the Securities and Exchange Commission on November 15, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

STREAMLINE HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-1455414
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242-4716

(Address of principal executive offices) (Zip Code)

STREAMLINE HEALTH SOLUTIONS, INC. 2005 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Stephen H. Murdock	Copy To:
Streamline Health Solutions, Inc. 1230 Peachtree Street NE, Suite 1000 Atlanta, Georgia 30309 (404) 446-0050 (513) 794-7272 fax	Leslie Drockton, Esq. Benesch, Friedlander, Coplan, & Aronoff LLP 200 Public Square, Suite 2300 Cleveland, Ohio 44145 (216) 363-4500 (216) 363-4588 fax

(Name and address and telephone number of agent for service)

(404) 446-0050

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value	500,000 Shares	$5.00	$2,500,000.00	$341

(1)	Plus such additional number of shares as may be available for purchase pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or similar change on the Common Stock.
(2)	Calculated in accordance with Rule 457(c) of Regulation C based upon the average of the high and low prices of Streamline Health Solutions, Inc. common stock reported on The NASDAQ Capital Market on November 13, 2012.

Registration of Additional Securities

Streamline Health Solutions, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 in order to register an additional 500,000 shares of its common stock, $.01 par value, relating to the Registrant’s 2005 Incentive Compensation Plan, as amended (the “Plan”). The Registrant previously registered 1,000,000 shares of its common stock eligible for issuance under the original Plan on its Form S-8 Registration Statement No. 333-125393 filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2005 and an additional 1,000,000 shares of its common stock eligible for issuance under the original Plan on its Form S-8 Registration Statement No. 333-174775, filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2011 (the “Prior Registration Statements”). The Registrant incorporates herein by reference the contents of such Prior Registration Statements.

Part I Employee Information Required in the Section 10(a) Prospectus.

The documents containing the information specified in this Part I will be sent or given to eligible Plan participants as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement, including the Prior Registration Statements and documents specified in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Part II Information Required in the Registration Statement.

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference the documents listed below, which the Registrant has already filed with the Commission, and any documents the Registrant files with the Commission in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), after the date of the filing of this Registration Statement until the Registrant issues all the securities registered hereunder. The SEC file number for the documents incorporated by reference in this Registration Statement is 0-28132. The Registrant has previously filed the following documents with the SEC and is incorporating them by reference into this Registration Statement:

•	Annual Report on Form 10-K for the year ended January 31, 2012;

•	Quarterly Report on Form 10-Q for the quarters ended April 30, 2012 and July 31, 2012;

•	Current Reports on Form 8-K filed on February 21, 2012, May 25, 2012, June 21, 2012, August 21, 2012, October 17, 2012, October 31, 2012, and November 1, 2012;

•	Proxy Statements on Schedule 14A filed on April 24, 2012 and September 27, 2012; and

•

The description of the Registrant’s capital stock contained in Amendment No. 1 to the Registrant’s registration statement on Form 8-A registering its common stock under Section 12 of the Exchange Act, filed on April 16, 1996.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article Ninth of the Registrant’s Certificate of Incorporation, as amended to date (the “Charter”), contains provisions permitted by Section 102 of the Delaware General Corporation Law, which eliminate personal liability of members of the Registrant’s board of directors for violations of their fiduciary duty of care. Neither the Delaware General Corporation Law nor the Registrant’s Charter, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the Statute, or obtaining an improper personal benefit.

Article Eighth of the Registrant’s Charter and Article VII of the Registrant’s Bylaws, as amended to date (the “Bylaws”), provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article Eighth of the Registrant’s Charter and Article VII of the Registrant’s Bylaws further provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Eighth of the Registrant’s Charter and Article VII of the Registrant’s Bylaws further provides for indemnification against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense of any claim, issue or matter to the extent that a director or officer of the Registrant or a person serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any such action, suit or proceeding.

In addition, Article Eighth of the Registrant’s Charter and Article VII of the Registrant’s Bylaws provides that the right to indemnification and advancement of expenses shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Furthermore, Article Eighth of the Registrant’s Charter and Article VII of the Registrant’s Bylaws authorizes us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements provide that the Registrant will indemnify each of its directors and officers and such entities to the fullest extent permitted by law.

The Registrant also currently maintains an insurance policy that provides coverage pursuant to which the Registrant is to be reimbursed for amounts that it is required or permitted by law to pay to indemnify its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibits	Description of Exhibit

4.1	Streamline Health Solutions, Inc. 2005 Incentive Compensation Plan (the “Plan”)*

4.2	Amendment No. 1 to the Plan*

4.3	Amendment No. 2 to the Plan**

5.1	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP**

23.1	Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in opinion)**

23.2	Consent of Independent Registered Public Accounting Firm – BDO USA, LLP**

23.3	Consent of Independent Registered Public Accounting Firm – Habif, Arogeti & Wynne, LLP**

24.1	Power of Attorney (included on signature page of this Registration Statement)**

*	Incorporated by reference. See Exhibit Index.
**	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be determined to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such information is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will govern the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 15th day of November 2012.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Stephen H. Murdock Stephen H. Murdock Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Watson and Stephen H. Murdock, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

November 15, 2012	/s/ Robert E. Watson
Robert E. Watson, Chief Executive Officer and Director (Principal Executive Officer)

November 15, 2012	/s/ Stephen H. Murdock
Stephen H. Murdock, Chief Financial Officer (Principal Financial and Accounting Officer)

November 15, 2012	/s/ Jonathan R. Phillips
Jonathan R. Phillips, Director

November 15, 2012	/s/ Richard C. Levy, M.D.
Richard C. Levy, M.D., Director

November 15, 2012	/s/ Jay D. Miller
Jay D. Miller, Director

November 15, 2012	/s/ Andrew L. Turner
Andrew L. Turner, Director

November 15, 2012	/s/ Edward J. VonderBrink
Edward J. VonderBrink, Director

November 15, 2012	/s/ Allen S. Moseley
Allen S. Moseley, Director

November 15, 2012	/s/ Michael G. Valentine
Michael G. Valentine, Director

November 15, 2012	/s/ Michael K. Kaplan
Michael K. Kaplan, Director

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	Streamline Health Solutions, Inc. 2005 Incentive Compensation Plan (the “Plan”), incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8, File Number 333-125393, as filed with the Commission on June 1, 2005.

4.2	Amendment No. 1 to the Plan, incorporated by reference to Annex 1 to the Registrant’s Proxy Statement on Schedule 14A, as filed with the Commission on April 13, 2011.

4.3	Amendment No. 2 to the Plan. **

5.1	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP as to the validity of the securities.**

23.1	Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in Exhibit 5.1).**

23.2	Consent of Independent Registered Public Accounting Firm — BDO USA, LLP.**

23.3	Consent of Independent Registered Public Accounting Firm – Habif, Arogeti & Wynne, LLP**

24.1	Power of Attorney (included on signature page of this Registration Statement).**

**	Filed herewith.